U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                   FORM 12b-25

                            SEC FILE NUMBER: 0-22661

                                  CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING

(CHECK ONE)

_____ FORM 10-K
_____ FORM 10-KSB
_____ FORM 11-K
_____ FORM 20-F
_____ FORM 10-Q
__X__ FORM 10-QSB
_____ FORM N-SAR

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________

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Part I - Registrant Information
================================================================================

VTEX Energy, Inc.
Full Name of Registrant

8303 Southwest Freeway, Suite 950
Address of Principal Executive Office (street and number)

Houston, Texas   77074
City, State and Zip Code



================================================================================
Part II - Rules 12b-25 (b) and (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate) __X__.


(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

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Part III - Narrative
================================================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

Certain third-party information required to complete the Form 10-QSB is not yet available. The registrant needs additional time to gather this information. Consequently, the registrant's Form 10-QSB could not be filed without unreasonable effort and expense.


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PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

                  name:                              Randal McDonald

                  area code and phone number:        (713) 773-3284


(2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                    __x__ yes

                                    _____ no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    _____ yes

                                    __x__ no

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

VTEX Energy, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE     March 17, 2004                  BY /s/ Randal B. McDonald
                                            Chief Financial Officer